Exhibit 10.36.2
AMENDMENT NO. 2 to the EMPLOYMENT AGREEMENT
dated as of April 4, 2005 by and between CAPITALSOURCE INC.
(the “Employer”) and DEAN C. GRAHAM (the “Executive”).
     WHEREAS, the Employer and the Executive are parties to that certain Employment Agreement dated as of April 4, 2005 (the “Agreement”); and
     WHEREAS, the Employer and the Executive desire to amend the Agreement as set forth in this Amendment No. 2.
     NOW, THEREFORE, in consideration of the payment of $1 by the Employer and such other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Employer and the Executive hereby amend the Agreement as follows:
     1. The first two sentences of Section 3 of the Agreement are hereby deleted and the following substituted therefor:
During the Employment Period, the Executive shall serve as the President and Chief Operating Officer of the Employer, as a member of the Employer’s Credit Committee, and as a member of the Employer’s Executive and Disclosure Committees (to the extent the Employer maintains such committees). In such capacities, the Executive shall report exclusively to the Chief Executive Officer and shall have the duties, responsibilities and authorities customarily associated with the positions of President and Chief Operating Officers in a company the size and nature of the Employer.
     2. Section 5(a) is hereby amended by deleting “$350,000” in the first sentence thereof and substituting “$750,000” therefor.
     3. Section 5(d) is hereby amended by deleting “and President” from clause (i) thereof.
     4. Section 5(e) is hereby deleted and the following substituted therefor:
As of January 1, 2007, the Employer has previously granted to the Executive 226,000 shares of the Employer’s common stock, par value $0.01 (“Stock”), that are subject to vesting based on the Executive’s continued employment with the Employer or the Company Affiliates (the “Restricted Stock Award”). The terms governing the vesting of such Restricted Stock Award are hereby modified to provide that (i) 76,000 shares of Stock shall vest and become freely transferable on April 4, 2007 and 50,000 shares of Stock shall vest and become freely transferable on each of April 4, 2008, April 4, 2009 and April 4, 2010. Unvested shares of Stock comprising such Restricted Stock Award shall be forfeited by the Executive if and only if the Executive’s employment with the Employer and all the Company Affiliates is voluntarily terminated by the Executive without Good Reason or is terminated by the Employer for Cause, in each case, before the date on which such shares of Stock would otherwise vest hereunder.

     5. The following is hereby added to the end of Section 9(h):
To the extent required to comply with Section 409A of the Code, any payment required to be made to Executive under this Agreement or otherwise shall be deferred until the first day of first month commencing after the six month anniversary of Executive’s termination of employment. The Employer shall make a lump sum payment to Executive on or about such date in an amount equal to the aggregate payments that would have otherwise been paid to Executive during such deferral period.
     6. The definition of “Good Reason” set forth in Section 25 is hereby amended by: (A) substituting the following for clause (i) thereof: “(i) any diminution or adverse change in the Executive’s titles;”, (B) substituting the following for clause (iii) thereof: “( iii) a requirement that the Executive report to someone other than the Employer’s Chief Executive Officer;” and (C) deleting the final sentence of the definition of “Good Reason”.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed as of this 1st day of February, 2007.

CAPITALSOURCE INC.

/s/ JOHN K. DELANEY

By: John K. Delaney
Its: CEO

/s/ DEAN C. GRAHAM

Dean C. Graham

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